     The Foundation is a not-for-profit corporation, operating as a private foundation for religious, charitable, scientific and educational purposes and its principal business address is 200 Park Avenue, New York, New York 10166. Its executive officers and directors are: Marjorie Alexander, Vice President and
Director; Mark Alexander, Vice President and Director; Gail Binderman, Vice
President and Director; Sharon Zoffness, Vice President and Director; and Nancy
Caputo, Secretary.

     Forfed is a holding company for the ownership by the Executors of shares of the Company's common stock and its principal business address is 660 White
Plains Road, Tarrytown, New York 10591. Its executive officers and directors are: Marjorie Alexander, Vice President and Director; Mark Alexander, Vice
President and Director; Gail Binderman, Vice President and Director; Sharon
Zoffness, Vice President and Director; and Nancy Caputo, Secretary.

     42 New, Fifty Broad and Youandi each is principally engaged in the real estate business and the principal address of each is 200 Park Avenue, New York,
New York 10166. The executive officers and directors of each corporation are:
Marjorie Alexander, Vice President and Director; Mark Alexander, Vice President
and Director; Gail Binderman, Vice President and Director; Sharon Zoffness, Vice
President and Director; and Nancy Caputo, Secretary.

     Courtney is engaged in the insurance business and its principal business address is 200 Park Avenue, New York, New York 10166. Its executive officers and directors are: Marjorie Alexander, Vice President and Director; Mark Alexander,
Vice President and Director; Gail Binderman, Vice President and Director; Sharon
Zoffness, Vice President and Director; and Nancy Caputo, Secretary.

     All of the above individuals are U.S. citizens.